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                                                                   EXHIBIT 23.4

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


   We consent to the reference to our firm under the caption "Experts" included in the Joint Proxy Statement of Hewlett-Packard Company and Compaq Computer Corporation that is made a part of Amendment No. 2 to the Registration Statement (Form S-4 No. 333-73454) and related Prospectus of Hewlett-Packard Company for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated January 23, 2001, with respect to the consolidated financial statements and schedule of Compaq Computer Corporation included in its Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


                                          /S/ ERNST & YOUNG LLP


                                          Ernst & Young LLP


Houston, Texas

January 11, 2002